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Exhibit 10.25
THIRD AMENDMENT TO LEASE
          THIS THIRD AMENDMENT TO LEASE (this “AMENDMENT”) is entered into as of the 31st day of August 2006, by and between PROLOGIS (the “Landlord”) and SPORT SUPPLY GROUP, INC. (the “Tenant”).
W I T N E S S E T H
          WHEREAS, Landlord and Tenant have entered into a Lease, dated as of the 25th day of April 1994, as amended by the First Amendment to Industrial Lease Agreement dated as of the 8th day of July 1994, as amended by the Second Amendment to Lease, dated as of the 10th day of June 2004, pursuant to which Landlord leased to Tenant certain premises located at 13700 Benchmark Drive, Farmers Branch, TX 75234 (Valwood Distribution Center #3), containing approximately 180,841 square feet of space (“Existing Premises”) (such Lease, as heretofore and thereafter modified, being herein referred to as the “Lease”).
          WHEREAS, Landlord and Tenant desire to extend the existing term of the Lease for the Premises on the terms and conditions set forth below;
          NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:
1.	The term of the Lease is hereby extended for thirty-six (36) months, commencing on January 1, 2008 and continuing through and including December 31, 2010 (the “Extension Period”).

2.	Monthly Base Rent during the Extension Period, due and payable in accordance with the terms of the Lease, shall be as follows:

January 1, 2008 - December 31, 2009:	$45,210.25 per month	($3.00 p.s.f. - Net)
January 1, 2010 - December 31, 2010:	$47,470.76 per month	($3.15 p.s.f. - Net)
3.	Tenant may make certain tenant improvements to the Premises (“Tenant Improvements”) subject to Landlord’s approval of the plans and specifications related thereto, such approval not to be unreasonably withheld or delayed. Upon surrender of the Premises, all Tenant Improvements shall remain on the Premises as Landlord’s property, except to the extent (a) Landlord requires removal at Tenant’s expense of any such items in writing at the time Landlord’s approval of the plans and specifications of such Tenant Improvements is requested, or (b) Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s approval to any Tenant Improvements. Tenant shall repair any damage caused by such removal.

Landlord shall contribute up to a maximum amount of $125,000,00 (the “TI Allowance”) toward those certain Tenant Improvements which shall remain as Landlord’s property upon surrender of the Premises, which such payment shall be made by Landlord to Tenant within 45 days following (i) completion of the Tenant Improvements, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work on the Tenant Improvements, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority to the extent required for such Tenant Improvements. Landlord shall be under no obligation to pay for such Tenant Improvements to the Premises in excess of the TI Allowance. Further, such TI Allowance shall be only available for Tenant’s use through February 28, 2007, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining as of March 1,2007.

Notwithstanding anything to the contrary in this Amendment, Landlord hereby approves the list of Tenant Improvements attached as Exhibit “A” to this Amendment and agrees that, upon the satisfaction of the conditions set forth above, Landlord will contribute the TI Allowance toward the completion of the Tenant Improvements listed on Exhibit “A”. In the event the cost of the Tenant Improvements exceeds the TI Allowance, Tenant shall be responsible for the payment of such excess cost. In the event the cost of the Tenant Improvements listed on Exhibit “A” is less than the Tenant Improvement Allowance, Tenant may add items to such list upon obtaining Landlord’s consent, such consent not to be unreasonably withheld or delayed.

4.	Tenant shall have one (1) Five (5) Year Option to Renew at Fair Market Value per the attached Addendum 1.

5.	Tenant and Landlord warrant to each other that they have had no dealings with any broker or agent, other than Kurt Griffin, Cushman & Wakefield, in connection with this Amendment. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expenses or liability for any compensation, commissions, and charges claimed by any other broker or agent, with respect to this Amendment or the negotiation thereof with whom Tenant had dealings. Landlord covenants to pay, hold harmless, defend and indemnify Tenant from and against any and all costs, expenses or liability for any compensation, commissions, and charges claimed by any other broker or agent, with respect to this Amendment or the negotiation thereof with whom Landlord had dealings. Landlord shall pay Kurt Griffin, Cushman & Wakefield a commission in accordance with a separate agreement between Landlord and Kurt
Griffin, Cushman & Wakefield.

6.	Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

7.	Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under the Lease or this Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
IN WITNESS WHEREOF, the parties hereto have signed this THIRD AMENDMENT to Lease as of the day and year first above written.

TENANT:	LANDLORD:

SPORT SUPPLY GROUP, INC.	PROLOGIS

By: /s/ Terrence M. Babilla	By: /s/ Eric. D. Brown
Name: Terrence M. Babilla	Name: Eric. D. Brown
Title: President	Title: Senior Vice President

ADDENDUM 1
ONE RENEWAL OPTION AT MARKET
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED 4-25-94, BETWEEN
ProLogis
and
Sport Supply Group, Inc.
          (a) Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term (as hereinafter defined), (x) Tenant is the Tenant originally named herein, (y) Tenant (or any permitted assignee or sublessee) actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of 5 years (such additional term is hereinafter called the “Extension Term”) commencing on the day following the expiration of the Lease Term (hereinafter referred to as the “Commencement Date of the Extension Term”). Tenant shall give Landlord notice (hereinafter called the “Extension Notice”) of its election to extend the term of the Lease Term at least 12 months, but not more than 15 months, prior to the scheduled expiration date of the Lease Term.
          (b) The Base Rent payable by Tenant to Landlord during the Extension Term shall be (i) the Base Rent applicable to the last year of the initial Lease Term or (ii) the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions, or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least 9 months prior to the expiration of the Lease, then Tenant’s exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date.
          (c) The determination of Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.
          (d) Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term unless otherwise agreed to in writing by both parties hereto; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.
          (e) If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.
          (f) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. Unless otherwise agreed to in writing by both parties hereto, the Premises shall be tendered on the Commencement Date of the Extension Term in “as-is” condition.
          (g) If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease reasonably acceptable to both parties confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).
          (h) If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Addendum, the term “Lease Term” as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in (d) above.

EXHIBIT “A”
TENANT IMPROVEMENTS
The following list of improvements is to be performed to the Premises in accordance with the terms and conditions of this Third Amendment to Lease.
1.	Install new lighting throughout the warehouse (Model # T5HO 4 lamp). This will consist of removing all existing 400 watt metal halide lamps and replacing them with new energy efficient fluorescent fixtures (200 watts).

2.	Install new CCTV security system. This project will consist of installing fourteen (14) security cameras throughout the facility as well as on the outside of the building.

3.	Install two (2) Big Ass fans (Model #MAX24XL1006) in the warehouse area.

4.	Install overhead door seals a three (3) dock doors (Model #S700A). Materials to be supplied by the same manufacturer to match existing seals.

5.	Install seven (7) Bi-parting Accordion Gates (Model #PFG-1065-ANG) at existing dock doors.

6.	Perform roof exhaust-fan repair to include replacement of motor seals and repair drive shaft.